Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the prospectus constituting a part of this Registration Statement on Form S-3 of our reports dated May 15, 2006, relating to the consolidated financial statements and financial schedule, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of LaserCard Corporation included in its Annual Report on Form 10-K for the year ended March 31, 2006. We also consent to the reference to us under the caption “Experts” in the prospectus.

Odenberg, Ullakko, Muranishi & Co. LLP

San Francisco, CA
February 13 , 2007